UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                                SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING             000-27407
                                                                CUSIP NUMBER
(Check One): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

                  For Period Ended:  March 31, 2000
                                    -------------------
                  [ ]Transition Report on Form 10-K
                  [ ]Transition Report on Form 20-F
                  [ ]Transition Report on Form 11-K
                  [ ]Transition Report on Form 10-Q
                  [ ]Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                  ------------------------------

  Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
Delta Capital Technologies, Inc
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Full Name of Registrant


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Former Name if Applicable

Suite 255, 999 - 8th Street, SW
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Address of Principal Executive Office (Street and Number)

Calgary, Alberta T2R 1J5 Canada
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City, State and Zip Code

PART II -- RULE 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

       (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b) The subject annual report,  semi-annual report,  transition report on
           Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed
[X]        on or before the 15th calendar day following the prescribed due date;
           or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attached extra sheets if needed.)

    On April 18, 2000, Delta Capital Technologies, Inc. (the "Company ") completed the acquisition of The Matridigm Corporation, as reported in its Form 8-K filed with the SEC on May 3, 2000. The effective date of the acquisition of The Matridigm Corporation is January 1, 2000. Our accountants are currently working to gather the necessary financial information to review consolidated interim financial statements that include The Matridigm Corporation from January 1, 2000. Because of the recent completion date of the acquisition, the Company could not compile the financial information necessary to complete its Form 10-QSB for the quarter ended March 31, 2000 in accordance with Regulation S-B in a timely manner without unreasonable effort and expense.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       David P. Luci, Esq.                  212                 318-6027
 --------------------------------  -------------------  ------------------------
          (Name)                        (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       [X] Yes [ ] No

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(3)    Is it  anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                       [X] Yes [ ] No

       If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                        Delta Capital Technologies, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 15, 2000              By /s/ Judith Miller
      ------------------------         ----------------------------------------
                                    Name:  Judith Miller
                                    Title: Secretary and Director